EXHIBIT 21.1

List of Subsidiaries at March 1, 2011:	State or Country of Organization:

Staffmark Holdings, Inc. Delaware Kilgore Group, Inc. Employee Management Services III, Inc. Robert Lee Brown, Inc. CBS Personnel Services, LLC Staffmark Investment LLC	South Carolina Florida Ohio Ohio Delaware

Anodyne Medical Device, Inc. d/b/a Tridien Medical AMF Support Surfaces, Inc.	Delaware California

Compass AC Holdings, Inc. Advanced Circuits, Inc. Circuit Board Express LLC Circuit Express, Inc.	Delaware Colorado Delaware Arizona

HALO Lee Wayne LLC HALO Holding Corporation HALO Branded Solutions, Inc.	Delaware Delaware Delaware

AFM Holding Corporation American Furniture Manufacturing, Inc. American Furniture Truck Div., Inc.	Delaware Mississippi Mississippi

Fox Factory Holding Corp. Fox Factory, Inc.	Delaware California

ERGO Baby Holding Corporation ERGO Baby Intermediate Holding Corporation The ERGO Baby Carrier, Inc.	Delaware Delaware Hawaii

Gable 5, Inc. Liberty Safe Holding Corporation Liberty Safe & Security Products, Inc.	Delaware Delaware Utah